EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Axogen, Inc. on Form S-3 (File Nos. 333-224713, 333-220770 and 333-207829) and Form S-8 (File Nos. 333-227105, 333-222019, 333-218290, 333-211660, 333-201238 and 333-177980) of our report dated February 28, 2018, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of Axogen, Inc. for the year ended December 31, 2018.

/s/ LURIE, LLP

Minneapolis, Minnesota
February 26, 2019